November 14, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549


Re:    Carlyle Income Plus, L.P. - II
        Commission File No. 0-17705
        Form 15

Gentlemen:

Transmitted, for the above-captioned registrant, is the electronically filed executed copy of registrant's current report on Form 15 dated November 14, 2000.

Thank you.

Very truly yours,


CARLYLE INCOME PLUS, L.P. - II



        GAILEN J. HULL
By:     Gailen J. Hull
        Senior Vice President and
        Principal Accounting Officer


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934.


                  COMMISSION FILE NO.:  0-17705

                 CARLYLE INCOME PLUS, L.P. - II
            ------------------------------------------------

          (Exact  name  of  registrant as  specified  in  its charter)


       900  N. Michigan  Avenue,  Chicago,  Illinois 312-915-1987
  --------------------------------------------------------------------------
(Address and telephone number of registrant's principal executive offices)


                         LIMITED PARTNERSHIP INTERESTS
            (Title  of each class of securities covered by  this Form)


                                     NONE
          (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


      Please place an "X" in the boxes to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)      [ X ]       Rule 12h-3(b)(1)(ii)  [   ]
       Rule  12g-4(a)(1)(ii)    [   ]       Rule 12h-3(b)(2)(i)   [   ]
       Rule 12g-4(a)(2)(i)      [   ]       Rule 12h-3(b)(2)(ii)  [   ]
       Rule   12g-4(a)(2)(ii)   [   ]       Rule   15d-6          [ X ]
       Rule 12h-3(b)(1)(i)      [ X ]

       Approximate number of holders of record as of the certification or notice date:

                         ZERO - Registrant Liquidated

     Pursuant to the requirements of the Securities Exchange Act
of 1934, Carlyle Income   Plus,  L.P. -  II has caused  this
certification/notice  to  be  signed  on  its  behalf   by   the
undersigned duly authorized person.

                                     JMB REALTY CORPORATION
                                     Corporate General Partner


                                     By:   GAILEN J. HULL
                                           ------------------------------
                                           Gailen J. Hull
                                           Senior Vice President
Dated: November 14, 2000